  Exhibit 99.1

Contact:

Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com

NEWS RELEASE:

Endocyte Reports Fourth Quarter and Year End 2014 Financial Results and Provides Clinical Update

- Dose Escalation Continues for EC1456 and EC1169 as Endocyte Outlines Plans for Expansion of the Trials in Targeted Patients Once Maximum Doses are Determined –

- Conference Call Today at 8:30 a.m. EST –

West Lafayette, Ind., March 2, 2015 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy, today announced financial results for the fourth quarter ending December 31, 2014, and provided a clinical update.

“We continue to be pleased with the progress of the Phase 1 trials for EC1456, a folate-targeted tubulysin, and EC1169, a prostate-specific membrane antigen (PSMA)-targeted tubulysin,” said Ron Ellis, Endocyte's president and chief executive officer. “Data to date have consistently shown the high level of potency of the tubulysin payload compared to the vinca payload in vintafolide and to other chemotherapies. We have confirmed that our proprietary SMDC technology is allowing us to deliver this drug safely at dose levels we had targeted. We are looking forward to expanding both trials, selecting patients who test positive for the targeted receptor, once we have determined the maximum tolerated dose (MTD) for each drug. For EC1456, we plan to explore both monotherapy and drug combinations in non-small cell lung cancer (NSCLC), triple-negative breast, ovarian and endometrial cancers. For EC1169, we plan to continue to focus on patients with recurrent prostate cancer.”

Mike Sherman, chief operating officer and chief financial officer of Endocyte, commented, “We have done extensive work to define the optimal indications for the next phase of development for EC1456 in order to maximize the likelihood of success. Our goal is to secure efficacy and safety data by mid-year 2016 for at least two indications for EC1456, and for the expanded trial of EC1169. With more than $200 million in cash, we are in a strong position to advance theses agents into the next phase of development.”

Upcoming Expected Milestones

•	Final overall survival results from the TARGET trial of vintafolide in combination with docetaxel in NSCLC expected to be announced in the second or third quarter of 2015.
•	Completion of Phase 1 dose escalation trials for both EC1456 and EC1169, identifying the MTD and preferred schedule for each agent. Safety and efficacy data expected to be announced at a medical conference in 2015.
•	Expansion of the trial for EC1456, which will evaluate the safety and efficacy of EC1456 at the MTD as a monotherapy and in drug combinations in patients with all target lesions positive for the folate receptor in NSCLC, triple-negative breast, ovarian and endometrial cancers. We expect to initiate this portion of the trial in the second half of 2015, and to reach tumor response endpoints in some indications by mid-year 2016.
•	Expansion of the trial for EC1169, which will evaluate the safety and efficacy of EC1169 at the MTD in recurrent prostate cancer patients. We also expect to initiate this portion of the trial on the second half of 2015 and to reach primary endpoints by mid-2016.

Fourth Quarter 2014 Financial Results

Endocyte reported a net loss of $8.1 million, or $0.19 per basic and diluted share, for the fourth quarter of 2014, compared to a net loss of $2.9 million, or $0.08 per basic and diluted share, for the same period in 2013.

Research and development expenses were $4.0 million for the fourth quarter of 2014, compared to $13.5 million for the same period in 2013. No expenses for the PROCEED trial of vintafolide in ovarian cancer were recorded during the fourth quarter of 2014 as all remaining expenses were recognized in the second quarter of 2014 when the trial was terminated. The remaining decrease in expenses was driven by a reduction in TARGET trial expenses as this trial is nearing completion, and a reduction in manufacturing expenses.

General and administrative expenses were $4.2 million for the fourth quarter of 2014, compared to $6.7 million for the same period in 2013. The decrease in expenses was attributable to ceasing all commercial activities following the withdrawal of the marketing applications in Europe.

Cash, cash equivalents and investments were $206.8 million at December 31, 2014, compared to $211.1 million at September 30, 2014, and $148.9 million at December 31, 2013. In April 2014 the company closed an equity offering yielding net proceeds of $101.9 million. Net cash outflow from operations for the fourth quarter of 2014 was $4.3 million compared to $8.1 million in the third quarter of 2014 and $10.3 million in the fourth quarter of 2013.

Financial Expectations

The Company expects that its cash balance at the end of 2015 will exceed $155 million. Spending is expected to increase from the first half of 2015 to the second half as the trials for EC1456 and EC1169 are expanded once the maximum tolerated doses are determined.

Conference Call

Endocyte management will host a conference call today at 8:30 a.m. EST.

U.S. and Canadian participants:	(877) 845-0711
International:	(760) 298-5081

A live, listen-only webcast of the conference call may also be accessed by visiting the Investors & News section of the Endocyte website, www.endocyte.com.

The webcast will be recorded and available on the company's website for two weeks following the call.

Website Information

Endocyte routinely posts important information for investors on its website, www.endocyte.com, in the “Investors & News” section.  Endocyte uses this website as a means of disclosing material information in compliance with its disclosure obligations under Regulation FD.  Accordingly, investors should monitor the “Investor & News” section of Endocyte’s website, in addition to following its press releases, SEC filings, public conference calls, presentations and webcasts.  The information contained on, or that may be accessed through, Endocyte’s website is not incorporated by reference into, and is not a part of, this document.

About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted therapies for the treatment of cancer and other serious diseases. Endocyte uses its proprietary drug conjugation technology to create novel SMDCs and companion imaging agents for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging agents are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment. For additional information, please visit Endocyte’s website at www.endocyte.com.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to future spending, future cash balances, the successful completion of current and future clinical trials, and the enrollment period for and availability of data from ongoing and future clinical trials. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials (whether caused by competition, adverse events, patient enrollment rates, shortage of clinical trial materials, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates; the goals of its development activities; estimates of the potential markets for its product candidates; estimates of the capacity of manufacturing and other facilities required to support its product candidates; projected cash needs; and expected financial results. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Endocyte, Inc.

Statements of Operations

(dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2013	2014	2013	2014

Collaboration revenue	$17,274	$12	$64,871	$70,353
Costs and expenses:
Research and development	13,533	3,998	57,899	41,650
General and administrative	6,704	4,201	25,314	23,677
Total costs and expenses	20,237	8,199	83,213	65,327
Income (loss) from operations	(2,963)	(8,187)	(18,342)	5,026

Interest income, net	89	164	464	578
Other expense, net	(28)	(58)	(154)	(145)
Net income (loss)	$(2,902)	$(8,081)	$(18,032)	$5,459

Net income (loss) per share:
Basic	$(0.08)	$(0.19)	$(0.50)	$0.14
Diluted	$(0.08)	$(0.19)	$(0.50)	$0.13

Comprehensive income (loss)	$(2,867)	$(8,149)	$(18,049)	$5,259

Weighted average number of common shares used in net income (loss) per share:
Basic	36,146,061	41,736,930	36,036,996	40,242,352
Diluted	36,146,061	41,736,930	36,036,996	41,758,101

Endocyte, Inc.

Balance Sheets

(in thousands)

	As of December 31,	As of December 31,
	2013	2014
		(unaudited)
Assets
Cash, cash equivalents and investments	$148,853	$206,831
Other assets	14,005	5,970
Total assets	$162,858	$212,801

Liabilities and stockholders’ equity
Current liabilities	$13,917	$6,835
Deferred revenue, current portion	59,747	50
Deferred revenue, net of current portion	932	882
Other liabilities, net of current portion	33	30
Total stockholders’ equity	88,229	205,004
Total liabilities and stockholders’ equity	$162,858	$212,801

Endocyte, Inc.

Reconciliation of Adjusted Research and Development Expenses and

Adjusted General and Administrative Expenses (1)

(in thousands, unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2013	2014	2013	2014
Research and development expenses	$13,533	$3,998	$57,899	$41,650
Amounts reimbursable by Merck	(4,703)	–	(20,466)	(9,456)
Adjusted research and development expenses	$8,830	$3,998	$37,433	$32,194

General and administrative expenses	$6,704	$4,201	$25,314	$23,677
Amounts reimbursable by Merck	(171)	–	(879)	(220)
Adjusted general and administrative expenses	$6,533	$4,201	$24,435	$23,457

(1) The terms “adjusted research and development expenses” and “adjusted general and administrative expenses” are financial measures not expressly recognized by accounting principles generally accepted in the United States, or GAAP. These measures are net of the amounts which were reimbursable by Merck pursuant to the collaboration agreement for vintafolide which for U.S. GAAP purposes were ultimately recorded as revenue. A reconciliation of these non-GAAP measures to the most directly comparable measures computed in accordance with GAAP is included in the financial table above. Endocyte provides these non-GAAP financial measures to enhance comparability with prior periods. As a result of the effective date of termination of the collaboration agreement occurring in the third quarter of 2014, we did not record any expenses that were reimbursable by Merck in the fourth quarter of 2014.